AETNA SERIES FUND, INC.
                                   RULE 18f-3
                                MULTI-CLASS PLAN


Introduction:
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         Pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the
"1940 Act"), the following sets forth the separate class arrangements and expense allocations as well as the exchange privileges of each class of shares issued by the series comprising the Aetna Series Fund, Inc. Except as described below, each class has the same rights and obligations as each other class as required by Rule 18f-3.

Background:
-----------

         Aetna Series Fund, Inc. (the "Fund") is an open-end investment company registered under the 1940 Act, the shares of which are registered under the Securities Act of 1933 (Registration No. (s) 33-41694, 33-85620 and 811-6352).

         On September 14, 1993, and by later vote on November 9-10, 1993, a majority of members of the Board of Directors of the Fund (the "Board"), including a majority of the non-interested Board members, considered and approved the offering of two classes of shares by each series of the Fund ("Series") as described by this Plan. The Fund filed with the Securities and Exchange Commission ("SEC") an application for exemptive relief permitting the Series to issue multiple classes of shares. On April 13, 1994, the SEC issued the exemptive order.

         On February 23, 1995, the SEC adopted Rule 18f-3 (Release Nos. 33-7143, IC-20915), eliminating the need for a fund seeking to issue multiple classes of shares to obtain an exemptive order. The Rule stated that multiple class funds relying on existing exemptive orders could instead choose to rely on the rule.

Terms of the Plan:
------------------

         This Plan does not make any material changes to the separate class arrangements, expense allocations and exchange privileges previously approved by the Board. No material changes will be made to this Plan without Board approval.

     The Fund currently consists of the following twelve (12) Series:

                             Aetna Money Market Fund
                              Aetna Government Fund
                                 Aetna Bond Fund
                                 The Aetna Fund


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                          Aetna Growth and Income Fund
                                Aetna Growth Fund
                            Aetna Small Company Fund
                         Aetna International Growth Fund
                                Aetna Ascent Fund
                              Aetna Crossroads Fund
                                Aetna Legacy Fund
                              Aetna Index Plus Fund

1.   Class Designations:
     -------------------

         The shares are divided into two classes: Class A shares, also known as the Select Class, are shares that are offered to certain corporate retirement plans, salaried employees and persons retired from salaried positions (including members of employees' and retired persons' immediate families) of Aetna Life Insurance and Annuity Company and its affiliates; insurance companies (including separate accounts); registered investment companies; investment advisers and broker-dealers acting for their own account; current shareholders at the time of first offering of Adviser Class shares and their immediate family members, as long as they maintain a shareholder account; Directors of the Funds, and members of such other groups as may be approved by the Company's Board of Directors from time to time; and Class B shares, also known as the Adviser Class, are shares that are offered to persons not eligible to buy Class A shares.

2.   Differences in Distribution Arrangements:
     -----------------------------------------

         Shares of Class A are distributed with no sales charges, distribution fees or service fees.

         Shares of Class B are sold at net asset value, without the imposition of a sales load at the time of purchase. Shares of Class B are subject to a service fee and a distribution fee based on the average daily net assets attributable to Class B shares. These fees are imposed pursuant to a Shareholder Services Plan, in the amount of 0.25% (with the exception of the shares of Class B of Aetna Money Market Fund, which is subject to a fee of 0.10%) and a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.50% except for Aetna Money Market Fund which has no 12b-1 fee.

         Shares of Class B also are subject to a contingent deferred sales charge ("CDSC") on certain redemptions. Specifically, redemptions of Class B shares within four years of purchase are subject to a CDSC. The charge is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no sales charge on increases in the net asset value of shares above the initial purchase price. There is no CDSC on redemptions of Class B shares purchased through reinvestment of dividends or capital gains distributions or shares purchased more than four years prior to the redemption. In addition, there is no CDSC on Money Market Fund redemptions unless those shares were purchased through an exchange from another Series within four years prior to the redemption.

         The CDSC is calculated by multiplying the lesser of the current market value or the original cost of the shares being redeemed, by the percentage shown below, based on the time invested:


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              Redemption During                                        CDSC
              -----------------                                        ----
              1st year since purchase                                 1.00%
              2nd year since purchase                                  .75%
              3rd year since purchase                                  .50%
              4th year since purchase                                  .25%
              5th year and thereafter                                  None

         In determining the number of years the shares have been held, the Fund will aggregate all purchases of Class B shares made during a month and consider them made on the first day of the month.

3.   Expense Allocation:
     -------------------

         In addition to the allocation of the distribution fee and the shareholder services fee described above, the following expenses shall be allocated, to the extent practicable, on a class-by-class basis:

         (1) expense of administrative personnel and services required to support the shareholders of each class;
         (2)  transfer agency fees payable by each class;
         (3) costs of printing the prospectuses and statements of additional information relating to those classes;
         (4)  SEC and any "Blue Sky" registration fees;
         (5)  litigation or other legal expenses; and
         (6) directors' fees incurred as a result of issues related to its class.

         Income, realized and unrealized capital gains and losses, and expenses other than those allocated as described above of each Series are allocated to a particular class on the basis of the net asset value of that class in relation to the net asset value of the Series.

4.   Exchange Privileges:
     --------------------

         Each class of shares may be exchanged for shares of the same class in another Series of the Fund to the extent the exchanging shareholder is eligible to purchase the shares of the Series into which the exchange is being made. Currently, shares of each class may be exchanged at the net asset value for shares of any other Series of the same class, subject to minimum investment requirements of the Series.

5.   Conversion Features:
     --------------------

     No class of shares of a particular Series is convertible into another class of shares of that Series.

6.   Voting Rights:
     --------------

     Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Furthermore, each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.